Exhibit 99.1

Item 6.	Selected Financial Data

The following statement of operations, statement of cash flows and balance sheet data were derived from the Company's consolidated financial statements for the years ended December 31, 2014, 2013, 2012 and 2011, and the three month period ended December 31, 2010 and nine month period ended October 1, 2010. This information should be read in conjunction with Item 7, “Management's Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data” in this Annual Report on Form 10-K.

On May 28, 2009, Visteon and certain of its U.S. subsidiaries (the “Debtors”) filed voluntary petitions for reorganization relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”) (the “Chapter 11 Proceedings”) in response to sudden and severe declines in global automotive production during the latter part of 2008 and early 2009 and the resulting adverse impact on the Company’s cash flows and liquidity. On August 31, 2010 (the “Confirmation Date”), the Court entered an order (the “Confirmation Order”) confirming the Debtors’ joint plan of reorganization (as amended and supplemented, the “Plan”). On October 1, 2010 (the “Effective Date”), all conditions precedent to the effectiveness of the Plan and related documents were satisfied or waived and the Company emerged from bankruptcy and became a new entity for financial reporting purposes. Accordingly, the consolidated financial statements for the reporting entity subsequent to the Effective Date (the “Successor”) are not comparable to the consolidated financial statements for the reporting entity prior to the Effective Date (the “Predecessor”).

		Successor				Predecessor
	Year Ended December 31	Year Ended December 31	Year Ended December 31	Year Ended December 31	Three months Ended December 31	Nine Months Ended October 1
	2014	2013	2012	2011	2010	2010
	(Dollars in Millions, Except Per Share Amounts)
Statement of Operations Data:
Net sales	$2,586	$1,724	$1,625	$1,815	$431	$1,455
Net (loss) income from continuing operations	(75)	555	56	(12)	94	1,099
(Loss) income from discontinued operations, net of tax	(131)	220	111	166	11	(103)
Net (loss) income attributable to Visteon Corporation	$(295)	$690	$100	$80	$86	$940

Basic (loss) earnings per share
Continuing operations	$(2.14)	$11.10	$1.06	$(0.25)	$1.87	$8.43
Discontinued operations	(4.30)	2.70	0.83	1.81	(0.16)	(1.22)
Basic (loss) earnings attributable to Visteon Corporation	$(6.44)	$13.80	$1.89	$1.56	$1.71	$7.21

Diluted (loss) earnings per share
Continuing operations	$(2.14)	$10.86	$1.05	$(0.25)	$1.82	$8.43
Discontinued operations	$(4.30)	2.64	0.83	1.81	(0.16)	(1.22)
Diluted (loss) earnings attributable to Visteon Corporation	$(6.44)	$13.50	$1.88	$1.56	$1.66	$7.21

Balance Sheet Data:
Total assets	$5,323	$6,027	$5,156	$4,969	$5,208	N/A
Total debt, excluding held for sale	$616	$399	$491	$521	$491	N/A
Total Visteon Corporation stockholders' equity	$865	$1,920	$1,385	$1,307	$1,260	N/A

Statement of Cash Flows Data:
Cash provided from operating activities	$284	$312	$239	$175	$154	$20
Cash (used by) provided from investing activities	$(740)	$698	$(40)	$(331)	$(76)	$(75)
Cash used by financing activities	$(359)	$(141)	$(115)	$(3)	$(40)	$(42)

Year Ended December 31, 2014

In May 2014, pursuant to a Master Purchase Agreement, as subsequently amended, Visteon agreed to divest substantially all of its global Interiors business (the "Interiors Divestiture") in exchange for the assumption of certain liabilities related to the Company's Interiors business and the payment of nominal cash consideration. In connection with the Interiors Divestiture, the Company recorded losses totaling $326 million during the year ended December 31, 2014. These losses included an asset impairment loss of $190 million recorded during the second quarter of 2014 pursuant to execution of the Purchase Agreement and additional losses of $136 million during the fourth quarter of 2014 pursuant to the Master Closing on November 1, 2014 and the completion of the sale of an Interiors operation in India on December 1, 2014. Additionally, the operating results of Interiors businesses subject to the Interiors Divestiture have been reclassified to Net (loss) income from discontinued operations, net of tax for all periods presented.

On July 1, 2014, the Company completed the acquisition of substantially all of the global automotive electronics business of Johnson Controls Inc. for an aggregate purchase price of $297 million, including $31 million of cash and equivalents at the acquired business. In August 2014, Halla Visteon Climate Control Corporation ("HVCC"), a consolidated subsidiary of the Company, acquired the automotive thermal and emissions business of Cooper-Standard Automotive Inc., a subsidiary of Cooper-Standard Holdings Inc., for cash of $46 million. On September 1, 2014, HVCC completed the acquisition of a controlling 51% equity interest in Japan Climate Systems - Nanjing for $7 million. The Company commenced consolidation of all the acquired businesses from respective dates of acquisition.

On June 9, 2015, Visteon Corporation and its wholly owned subsidiary, VIHI, LLC (collectively, “Visteon”) completed the sale to Hahn & Co. Auto Holdings Co., Ltd. (“Hahn”) and Hankook Tire Co., Ltd. (“Hankook” and, together with Hahn, the “Purchasers”) of all of its shares of Halla Visteon Climate Control Corporation, a Korean corporation (“HVCC”), for approximately $3.4 billion, or KRW 52,000 per share, after adjusting for the 2014 dividend paid by HVCC to Visteon (the “Climate Transaction”), pursuant to and in accordance with the Share Purchase Agreement, dated as of December 17, 2014 (the “Purchase Agreement”), among Visteon and the Purchasers. The respective results of operations of the HVCC Climate business have been reclassified to Net (loss) income from discontinued operations, net of tax for all periods presented.

Year Ended December 31, 2013

During the year ended December 31, 2013 the Company recorded gains totaling $465 million in connection with the Yanfeng Transactions that were included in Income before income taxes, income (loss) from continuing operations, and net income (loss) attributable to Visteon Corporation. These gains included $413 million from the sale of the Company's 50% equity interest in Yanfeng and a gain of $52 million from the remeasurement of Visteon's previous 40% equity interest in YFVE to fair value in connection with the step acquisition of an additional 11%, which resulted in a 51% controlling ownership interest in YFVE. Additionally, during the fourth quarter of 2013, Visteon recorded equity earnings of $27 million, representing its 50% share of a $54 million non-cash gain at Yanfeng. The gain resulted from the deconsolidation of YFVE at Yanfeng pursuant to Visteon's November 2013 step acquisition. Cash received from the sale of the Company's 50% investment in Yanfeng has been included in the table above as Cash provided from investing activities for the year ended December 31, 2013.

Year Ended December 31, 2012

On August 1, 2012, the Company completed the sale of its Lighting operations and the respective results of operations of the Lighting business have been reclassified to (Loss) income from discontinued operations, net of tax for all periods presented.

Nine-Month Predecessor Period Ended October 1, 2010

During the nine-month predecessor period ended October 1, 2010 the Company recorded a pre-tax gain of approximately $1.1 billion for reorganization related items in connection with the plan of reorganization. This gain included $956 million related to the cancellation of certain pre-petition obligations previously recorded as liabilities subject to compromise in accordance with terms of the plan of reorganization. Additionally, on the Effective Date, the Company became a new entity for financial reporting purposes and adopted fresh-start accounting, which requires, among other things, that all assets and liabilities be recorded at fair value resulting in a gain of $106 million.